Exhibit 10.1

CONTRACT OF PURCHASE AND SALE

BY AND AMONG

ARC CORPORATE REALTY TRUST, INC.,

THE AFFILIATES OF ARC CORPORATE REALTY TRUST, INC.

LISTED ON SCHEDULE I HERETO

AND

HPI/NL INVESTORS LLC OR ITS NOMINEE

dated as of

December 20, 2004

EXHIBITS:

“A”	-	Legal Descriptions
“B”	-	Knowledge Parties
“C”	-	First Refusal Properties
“D”	-	Survey Requirements/Certification Form
“E”	-	Title Insurance Endorsements
“F”	-	Intentionally Omitted
“G”	-	Form of Assignment and Assumption of Service Contracts, with Schedule of Service Contracts Required to be Assumed
“H”	-	Estoppel Certificate Form
“I”	-	Form of Assignment and Assumption of Leases
“J”	-	Intentionally Omitted
“K”	-	Sellers’ Disclosure Schedule
“L”	-	Intentionally Omitted
“M”	-	Schedule of Sellers and Properties
“N”	-	Intentionally Omitted
“O”	-	Schedule of Insurance Policies
“P”	-	Schedule of Real Estate Tax Appeals
“Q”	-	Intentionally Omitted
“R”	-	Intentionally Omitted
“S”	-	Rent Roll
“T”	-	Allocation of Purchase Price
“U”	-	Assumed Debt Properties
“V”	-	Schedule of Mortgages to be Paid and Assigned

2

CONTRACT OF PURCHASE AND SALE

THIS CONTRACT OF PURCHASE AND SALE (the “Agreement”) is made and entered into as of the 20th day of December, 2004 (the “Effective Date”), by and among ARC CORPORATE REALTY TRUST, INC. (“Parent”), the affiliates of ARC CORPORATE REALTY TRUST, INC. listed on Schedule I hereto (collectively, “Sellers” and individually, a “Seller”), and HPI/NL INVESTORS LLC or its permitted assigns (“Buyer”). Parent, Buyer and each of the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Sellers are the owners of the various properties listed on Exhibit M attached hereto (collectively, the “Properties” and individually, a “Property”), with each Seller being the owner of the Property so indicated as being owned by it as identified on Exhibit M.

WHEREAS, Parent is the sole member of Fort Washington ARC, LLC, a Virginia limited liability company (the “Fort Washington Limited Partner”), which holds a limited partnership interest in Fort Washington Fitness, L.P., a Delaware limited partnership (the “Fort Washington Limited Partnership”), pursuant to a Limited Partnership Agreement dated as of December 26, 2002 (the “Fort Washington Limited Partnership Agreement”).

WHEREAS, each Seller has agreed to sell its Property to Buyer and Buyer has agreed to purchase from the Sellers all of the Properties, and the Parent has agreed to sell all of the membership interest of the Fort Washington Limited Partner (the “Fort Washington Interest”) to Buyer and Buyer has agreed to purchase from Parent the Fort Washington Interest all on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement the following terms shall have the following meanings:

“Affiliate” means any person that directly or indirectly controls, or is controlled by, or is under common control with, a party hereto. For purposes of this definition, the term “control” of (including the terms “controlling”, “controlled by” and “under common control with”) a person means the possession, direct or indirect, of the power to vote five percent (5%) or more of the voting stock of such person or the power to direct or cause the direction of the management and policies of such person by contract or other agreement.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Assignment and Assumption of Leases” shall have the meaning set forth in Section 6.2(a) (v) hereof.

“Assignment and Assumption of Service Contracts” shall have the meaning set forth in Section 6.2(a) (iii) hereof.

“Buyer” shall have the meaning set forth in the introductory paragraph hereof.

“Closing” shall have the meaning set forth in Section 6.1 hereof.

“Closing Date” shall have the meaning set forth in Section 6.3(a) hereof.

“Due Diligence Period” shall have the meaning set forth in Section 4.1 hereof.

“Effective Date” shall have the meaning set forth in the introductory paragraph hereof.

“Environmental Law(s)” shall mean all applicable federal, state and local statutes, regulations, directives, ordinances, rules, guidelines, court orders, judicial or administrative decrees, arbitration awards and the common law, each to the extent applicable to the Sellers, which pertain to the environment, soil, water, air, flora and fauna, or health and safety matters, as such have been amended, modified or supplemented from time to time (including all amendments thereto and reauthorizations thereof). Environmental Laws include, without limitation, those relating to: (i) the manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; (ii) air, soil, surface, subsurface, groundwater or noise pollution; (iii) Releases; (iv) protection of endangered species, wetlands or natural resources; (v) the operation and closure of underground storage tanks; (vi) health and safety of employees and other Persons; and (vii) notification and reporting requirements relating to the foregoing. Without limiting the above, Environmental Laws also include the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), as amended (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended; (vi) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), as amended; (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to (including counterparts of) any of the statutes listed above; and (viii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing any of the above.

“Estoppel Certificate(s)” shall have the meaning set forth in Section 6.2(a) (iv) hereof.

“Fort Washington Interest” shall mean all of the membership interest of the Fort Washington Limited Partner.

“Fort Washington Limited Partner” shall mean Fort Washington ARC, LLC, a Virginia limited liability company.

“Fort Washington Limited Partnership” shall mean Fitness, L.P., a Delaware limited partnership.

“Fort Washington Limited Partnership Agreement” shall refer to the Limited Partnership Agreement between Fort Washington ARC, LLC and Fitness, L.P.

“Hazardous Material(s)” shall mean any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or byproduct, radioactive substance, hazardous or extremely hazardous solid waste, special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law, including without limitation: (i) friable or damaged asbestos, asbestos-containing material, polychlorinated biphenyls, solvents and waste oil; (ii) any “hazardous substance” as defined under CERCLA; and (iii) any “hazardous waste” as defined under RCRA or comparable state or local law.

“Improvements” shall have the meaning set forth in Section 2.1 hereof

“Knowledge,” when used with reference to any Seller, shall mean the actual knowledge of those persons listed on Exhibit B.

“Leases” shall have the meaning set forth in Section 6.2(a)(iv) hereof.

“Lien(s)” means (a) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of any financing statement under the Uniform Commercial Code in any jurisdiction in connection with the creation of a security interest) upon any property or assets of any character, or upon the income or profits therefrom, (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease), or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

“Losses” shall mean any liability, cost, expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses), loss, damages, assessment, settlement, or judgment (for actual damages only).

“Material Adverse Effect” shall mean any event, circumstance, change or effect that has a material and adverse effect on the business, operation or financial condition of a Property, transferred from Seller to Buyer pursuant hereto (or on all such Properties taken as a whole, if so specified.)

“Notices” shall have the meaning set forth in Article XIV hereof.

“Organization Documents” shall mean: (i) with respect to a corporation, its articles or certificate of incorporation and bylaws and all amendments thereto; (ii) with respect to a limited partnership, its certificate of limited partnership and limited partnership agreement and all amendments thereto; and (iii) with respect to a limited liability company, its certificate of organization and operating agreement, if any, and all amendments thereto.

“Parent” shall have the meaning set forth in the introductory paragraph hereof.

“Parent Stockholder Approval” means the approval of the Transactions by the affirmative vote of such holders of the outstanding shares of Parent Common Stock entitled to vote thereon as shall be required by applicable law.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph hereof.

“Permitted Exceptions” shall mean all items which become Permitted Exceptions under Section 5.3 below.

“Permitted Lien” shall mean (i) any Lien relating to the obligations of any Seller for tenant deposits and credit balances due tenants, and (ii) liens imposed by law, such as materialmen’s, mechanics’, workers’, repairmen’s, employees’, carriers’, vendors’, warehousemen’s and other like liens arising in the ordinary course of business in respect of obligations that are not yet due and payable.

“Person” shall mean any individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other governmental or legal entity.

“Personal Property” shall have the meaning set forth in Section 2.1 hereof.

“Property” and “Properties” shall have the meanings set forth in the introductory paragraph hereof and in Section 2.1 hereof and shall be deemed to include the Real Property(ies).

“Purchase Price” shall have the meaning set forth in Section 3.1 hereof.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into any or all of the Properties, that results in a violation of any Environmental Law.

“Real Property” shall have the meaning set forth in Section 2.1 hereof.

“Rent Roll” shall have the meaning set forth in Section 7.1(h) hereof.

“Seller” and “Sellers” shall have the meanings set forth in the introductory paragraph hereof.

“Survey” shall have the meaning set forth in Section 5.1 hereof.

“Service Contracts” shall have the meaning set forth in Section 6.2(a) (iii) hereof.

“Tenants” shall have the meaning set forth in Section 6.2(a) (iv) hereof.

“Termination Fee” means an amount equal to the greater of (i) $1,000,000 or (ii) thirty-five percent (35%) of the amount by which the amount payable to the Parent and/or the Sellers pursuant to a Parent Superior Proposal exceeds the Purchase Price, minus the value of Buyer expenses reimbursed pursuant to Section 13.3(b).

“Title Commitment” shall have the meaning set forth in Section 5.2 hereof.

“Title Company” shall have the meaning set forth in Section 5.1 hereof.

“Title Review Period” shall have the meaning set forth in Section 5.3 hereof.

“Transactions” means the transactions involving the purchase and sale of Properties contemplated by this Agreement.

“Warranty Deed” shall have the meaning set forth in Section 6.2(a) (i) hereof.

ARTICLE II

PROPERTIES

SECTION 2.1 Properties. Subject to the terms and provisions of this Agreement, each Seller, severally and not jointly and severally, agrees to sell to Buyer, and Buyer agrees to purchase from each Seller, all of Seller’s rights, title and interest in the Property owned by the Seller as listed on Exhibit M attached hereto (which Properties are legally described in Exhibit A), together with, for each of the Properties, all of the applicable Seller’s right, title and interest in and to any rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in any way appertaining thereto, and any right, title, and interest of Seller in and to adjacent streets, alleys, and rights-of-way for such Property (the “Real Property”) and all the buildings and other improvements situated thereon (the “Improvements”), together with all appliances, apparatus, furniture, furnishings, fixtures, equipment, machinery, fittings, building supplies, maintenance and repair supplies, tools, inventory and other articles of personal property which are owned by a Seller and which are now or as of the Closing situated on or attached to the Real Property and/or the Improvements and/or used in connection with the ownership, development, maintenance and/or management of the Real Property and/or the Improvements (which shall include but need not be limited to all plans, specifications, drawings, entitlements, development rights, proprietary rights and all such similar matters), excluding only property owned by tenants at the Real Property (collectively, the “Personal Property”; the Real Property, the Improvements and the Personal Property are hereinafter collectively referred to as the “Property” with respect to any one Seller and the “Properties” with respect to all of the Sellers).

SECTION 2.2 Fort Washington Interest. Subject to the terms and provisions of this Agreement, Parent agrees to sell to Buyer, and Buyer agrees to purchase from Parent, all of Parent’s right, title and interest in the Fort Washington Interest. Notwithstanding any provision of this Agreement to the contrary, within 15 days of the Effective Date Buyer may notify Parent that Buyer will not purchase the Fort Washington Interest. If Buyer does so, (i) no Party shall have any further obligations hereunder with respect to the Fort Washington Interest, except as provided in Section 4.5, (ii) the Purchase Price shall be reduced by Two Million Five Hundred Thousand Dollars ($2,500,000), and (iii) all other rights and obligations of the Parties hereunder shall remain in full force and effect.

SECTION 2.3 First Refusal Properties. Certain Affiliates of Parent (the “First Refusal Affiliates”) hold ownership interests (“First Refusal Interests”) in certain additional properties, which properties are owned in partnership with third parties (“First Refusal Partners”). The First Refusal Partners have rights of first refusal applicable to any transfer of the First Refusal Interests to Buyer. The First Refusal Interests and the First Refusal Affiliates are identified on Exhibit C. Subject to the conditions set forth in this Section 2.3, Parent agrees to cause each First Refusal Affiliate, severally and not jointly and severally, to sell to Buyer, and Buyer agrees to purchase from each First Refusal Affiliate, all of the First Refusal Affiliate’s right, title and interest in its First Refusal Interest for the purchase price set forth on Exhibit C. Promptly following Parent’s execution of this Agreement, Parent shall cause each First Refusal Affiliate to notify the appropriate First Refusal Partner of Buyer’s offer to purchase the First Refusal Interest in accordance with all requirements of the agreement providing for the right of first refusal. As to each First Refusal Interest, if the First Refusal Partner waives its right of first refusal, or fails to exercise its right of first refusal such that the right becomes no longer exercisable prior to the Closing Date, such First Refusal Interest shall be subject to sale by the First Refusal Affiliate and purchase by the Buyer in accordance with the terms and conditions of this Agreement, the parties shall amend this Agreement and the schedules and exhibits hereto to the extent necessary to provide for such sale and purchase, and Parent and Buyer shall agree to a reasonable and mutually acceptable timeframe for completing due diligence and consummating the purchase and sale of the First Refusal Interests. If Buyer elects not to purchase one or more First Refusal Interests in accordance with the terms of this Agreement, as amended, such election shall not affect Buyer’s right or obligation to purchase or Sellers’ obligation to sell the Properties in accordance with this Agreement. If the First Refusal Partner exercises its right of first refusal with respect to any First Refusal Interest, then no party to this Agreement shall have any further obligation with respect to such First Refusal Interest.

ARTICLE III

PURCHASE PRICE

SECTION 3.1 Purchase Price. The purchase price for Sellers’ interests in the Properties and Parent’s interest in the Fort Washington Interest is Seventy-Seven Million Seven Hundred Sixty-Four Thousand Seven Hundred Ninety-One Dollars ($77,764,791.00) (the “Purchase Price”), payable as follows:

(a) Buyer shall pay the sum of Five Hundred Thousand Dollars ($500,000.00) (such sum, together with the additional deposit amount referred to in Section 3.1(b) below, as well as all interest earned thereon, the “Deposit”) by wire transfer payable to a nationally recognized title company reasonably acceptable to Buyer and Parent (“Escrow Agent”) within two (2) business days of the Effective Date. The Deposit shall be held in an interest-bearing federally insured account by Escrow Agent in accordance with the Escrow Agent’s standard form of escrow trust instructions, as reasonably acceptable to Buyer and Parent and this Agreement pending consummation of the Transactions. Any interest earned on the Deposit shall be shared equally by Buyer and Parent unless either party shall be entitled to the Deposit by reason of a default by the other Party, in which case such interest shall be paid to the non-defaulting Party.

(b) Buyer shall pay the additional sum of Five Hundred Thousand Dollars ($500,000.00) to the Escrow Agent, to be added to and to be handled as part of the Deposit, by wire transfer payable to the Escrow Agent within two (2) business days following the later of the expiration of the Due Diligence Period or Title Decision Date, if Buyer shall not have notified Parent of its determination not to proceed with the Transactions in accordance with Section 13.1(c)(iii).

(c) Buyer shall pay the balance of the Purchase Price, adjusted by the prorations and adjustments as set forth in this Agreement, to Parent and Sellers at Closing (as defined below) in cash by wire transfer of immediately available federal funds, or by other consideration mutually agreed upon by Buyer, Parent and Sellers. The Purchase Price shall be allocated among and paid to Parent and Sellers in accordance with Exhibit T attached hereto. All prorations shall be as of 12:01 a.m. on the Closing Date.

(d) The Purchase Price shall be increased as follows:

(i) The Parties acknowledge that the tenant of the Property located in Plymouth, Indiana has proposed to increase the rentable space of that Property. If the Buyer or its Affiliate enters into an agreement with the tenant providing the terms and conditions of such increase prior to the first anniversary of the Closing Date, or on such first anniversary date is actively involved in negotiations which subsequently results in such an agreement being entered into, the Buyer will pay to the Parent an amount equal to the net present value (calculated using a discount rate of 10%) of 40% of the excess of (x) the amount of additional rent attributable to the expansion to be paid during the term of the lease over (y) the reasonably estimated direct costs of increasing the rentable space amortized over the term of the lease. Such amount shall be paid within 10 days of execution of such an agreement with the tenant.

(ii) With respect to the Property located in Overland Park, Kansas, the Parties agree that in determining the Purchase Price, they did not take into account additional annual payments of $83,290 relating to tenant improvements to be paid during the initial term of the lease. Buyer will pay to Seller of that Property at Closing an amount equal to the net present value (calculated using a discount rate of 10%) of the remaining amount of such payments to be received.

SECTION 3.2 Assumption of Debt.

(a) Buyer agrees to use commercially reasonable efforts to assume the existing debt instruments of certain Sellers encumbering certain of the Properties, as listed on Exhibit U attached hereto (collectively, the “Assumed Debt”) and certain Sellers agree to use commercially reasonable efforts to cause the mortgagees listed on Exhibit V attached hereto to assign to Buyer’s lender any and all mortgages referenced therein. Buyer shall take all actions reasonably necessary to effect assumption of the Assumed Debt, including proffering such parties as may be required by the Lenders to personally guaranty all “carve out guaranty” liabilities relating to the Assumed Debt. In connection therewith, each Seller which is an obligor under any of the Assumed Debt (each, an “Obligated Seller”) shall provide Buyer with copies of each of the loan documents (collectively, the “Loan Documents”) evidencing the Assumed Debt to which such Obligated Seller is a party as may be reasonably requested by Buyer. Each Obligated Seller and Buyer shall cooperate in good faith and with all reasonable diligence to obtain the consent of each of the lenders under the Loan Documents (collectively, “Lender”) to the assumption by Buyer (or its designee) of the Assumed Debt.

(b) If and only if the Closing occurs, Buyer shall pay fifty percent (50%) of the fees and expenses in connection with the assumption of the Assumed Debt, provided for in the Loan Documents.

(c) Buyer shall execute, with respect to the Loan Documents, assumption agreements in form reasonably satisfactory to Buyer and Lender and containing releases of the Obligated Sellers in form and substance reasonably satisfactory to the Obligated Sellers.

(d) The consent of Lender shall be deemed to have been given when Lender executes and delivers assumption documentation to the Escrow Agent for delivery at Closing, reasonably acceptable to Buyer and each Obligated Seller, that (i) permits Buyer to assume the Loan Documents, (ii) states that there is no default with respect to the Loan Documents and the Assumed Debt is current in all respects, and (iii) unconditionally releases the Obligated Sellers and their respective Affiliates from all liabilities and obligations relating to the Assumed Debt.

(e) The balance of the Purchase Price shall be adjusted to reflect the Assumed Debt.

ARTICLE IV

DUE DILIGENCE

SECTION 4.1 Buyer shall have the period commencing upon the date of this Agreement and ending 5:00 p.m. E.S.T. on January 31, 2005 (the “Due Diligence Period”) to conduct any and all due diligence investigations and analyses of the Properties and the Fort Washington Interest and all information pertaining thereto as Buyer in its sole discretion deems necessary, subject to the restrictions set forth in Section 4.3 regarding Physical Testing. If Buyer, in its sole discretion, determines that it does not desire to acquire the Properties and the Fort Washington Interest, with or without reason, and notifies Sellers by 5:00 p.m. E.S.T. on the last day of the Due Diligence Period of its election to terminate this Agreement, the Deposit shall be promptly returned to Buyer, this Agreement thereupon shall become void and there shall be no further obligation or liability on either of the parties hereto, except to the extent provisions hereof expressly survive termination pursuant to Section 13.2(a). Buyer’s failure to notify Sellers of its desire to terminate this Agreement within the time period specified above shall be deemed to be an automatic election by Buyer not to exercise its right to so terminate this Agreement.

SECTION 4.2 Seller has delivered or made available to Buyer (at Seller’s office) all of the following instruments with respect to the Properties which are in the possession of any Seller or which Sellers can readily obtain from their agents or contractors or which are otherwise readily obtainable by Sellers without any material cost, all of which shall be continuously so available to Buyer and which are hereby certified by Sellers true and complete in all material respects to the knowledge of Sellers:

(a) All certificates of occupancy, licenses, plans, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Properties, as well as any and all information relating to any planned unit development approvals;

(e) All Leases (and all documents in Sellers’ possession with respect to the Leases, including all tenant files);

(f) All Service Contracts (and all documents in Sellers’ possession with respect to the Service Contracts);

(g) All environmental reports and any other documents with respect to the environmental condition of the Properties, as well as any and all engineering reports, archaeological reports, structural reports and any other similar reports with respect to the Properties (but specifically excluding therefrom any such reports not obtained by any Seller, to the extent that any such reports are not readily available to any such Seller);

(h) All real estate tax bills for the Properties for the previous three (3) fiscal years and all information relating to assessments for the Properties (including any and all information relating to any challenges to such assessments and/or taxes);

(i) All guaranties and warranties with respect to any of the Personal Property and/or the Improvements, including but not limited to any roof warranties;

(j) All plans, specifications, as-built drawings, surveys, site plans, equipment manuals, technical data and material documentation relating to the building systems, equipment and any other personal property forming part of the any of the Properties or any portion thereof in the possession of Sellers or in any property manager(s);

(k) All current title insurance policies and commitments, all documents of record, all existing surveys, and all other similar information with respect to title to the Properties;

(l) All current insurance policies and similar information with respect to the Properties.

In addition, Parent has made available to Buyer similar due diligence materials regarding the Fort Washington Interest and the property owned by the Fort Washington Limited Partnership, recognizing that the Parent as an indirect holder of a limited partnership interest in the Fort Washington Limited Partnership does not have access to much of the information referenced in clauses (a) through (l) above. Buyer acknowledges that the foregoing due diligence materials have been made available.

SECTION 4.3 At reasonable times following reasonable notice, Buyer, its accountants, architects, attorneys, engineers, contractors, lenders, third party designees and other representatives (collectively, “Representatives”) shall be afforded reasonable access (i) to each of the Properties to inspect, measure, appraise, test (including the inspection, investigation or physical testing of soils and groundwater; taking environmental or other samples; or drilling or coring or any other form of work or investigation which may physically alter or disturb any portion of the Properties (or the soils or groundwater thereunder) (collectively, “Physical Testing”) and make surveys of the Properties and (ii) to all books, records and files in Sellers’ possession relating to each of the Properties including, without limitation, the Leases and the Service Contracts. Buyer shall have the right, at Buyer’s expense, to make copies of all such books and records including, without limitation, all books and records relating to increases in real estate taxes, building and operations maintenance costs allocable to tenants and all information reasonably necessary for Buyer to audit the income and expense statement referred to above in this Agreement. Seller may have a representative present during all visits to the Properties. Buyer shall not conduct Physical Testing without the prior approval of Seller, which Seller may withhold in its sole discretion. Prior to any entry, inspection, investigation or testing on the Properties, Buyer shall demonstrate to Seller that either Buyer or its Representatives maintain general liability and workers compensation insurance coverage with insurers rated as A-VI or better by A.M. Best’s (or any other reputable national rating agency), or in commercially reasonable amounts to insure any reasonably foreseeable losses arising out of, or relating to, the performance of the Physical Testing and related due diligence activities by such Representatives, but in no event shall the amounts of such coverage be less than (i) $3 million with respect to general liability insurance coverage and (ii) the limits required by any applicable statutes with respect to workers compensation insurance coverage. Such general liability and workers compensation insurance coverage shall include Seller as an additional insured, as its interests may appear. In no event shall the Representatives’ terms of engagement with Buyer limit such Representatives’ potential liability concerning the work to amounts less than the coverage provided under the Representatives’ insurance. Buyer shall not interfere unreasonably with the operation or any tenants’ use of any of the Properties and shall restore any area on any Property disturbed in the course of Buyer’s testing to the conditions existing prior to any tests conducted by Buyer. Buyer shall perform, or cause its Representatives to perform, any inspection, investigation or Physical Testing at its sole expense and risk and Buyer expressly assumes by this Agreement the risk of loss or injury to Buyer or to its Representatives from entering any Property or performing inspection, investigation or Physical Testing on the Property. Buyer shall indemnify, defend and hold harmless Seller and its respective successors and assigns, from and against any claim, liability, cost and expense (including reasonable attorney’s fees) arising out of, in connection with or resulting from any entry on or inspection, investigation or Physical Testing of any Property by, or on behalf of, Buyer. Each Seller shall cooperate with Buyer’s reasonable requests in connection with Buyer’s review of the books, records and files relating to the Properties and any audit by Buyer. In addition to providing Buyer with copies of all existing environmental reports for the Properties, subject to its right to withhold approval of Physical Testing, each Seller agrees to cooperate reasonably with Buyer in connection with Buyer obtaining current environmental reports for any or all of the Properties, provided that Sellers shall not be obligated to incur any additional cost in connection therewith.

SECTION 4.4 Buyer and its representatives shall be permitted to make and are authorized to make any searches of governmental records as they deem necessary with respect to the Properties; and each Seller agrees fully to cooperate with Buyer and its attorneys and other representatives in this regard and to issue any consents or authorizations required therefor. Nothing in this Agreement entitles Buyer to examine the personal tax returns of any equity owner of a Seller.

SECTION 4.5 Buyer acknowledges that, in the course of its due diligence, it has obtained and will obtain information regarding Parent, Sellers, the Fort Washington Limited Partnership and the Properties which is confidential in nature. Buyer agrees that, during the Due Diligence Period (and, if Buyer does not elect to terminate this Agreement during or at the conclusion of the Due Diligence Period, then prior to the Closing) it will not disclose any such information to any third party (other than to Buyer’s financing sources, employees, agents, attorneys and other advisors assisting in this transaction or as otherwise required by applicable law). In the event of any termination of this Agreement for any reason whatsoever other than the default of Parent or Sellers, the restrictions on Buyer’s use of all such confidential information will continue in effect, and Buyer will promptly return to Parent or Sellers or destroy all documents, records, financial data, and the like, and all copies thereof, which it obtained from Parent or Sellers. Any violation of this Section 4.5 by any officer, employee, agent or representative of Buyer will constitute a violation of this Section 4.5. Sellers shall be entitled to seek specific performance and injunctive relief in connection with any breach of this Section 4.5.

SECTION 4.6 For a period of two (2) years from the date of this Agreement, unless such shall have been specifically invited in writing by Parent or all or substantially all of the Properties have been sold, Buyer will not in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of Parent or Sellers for the purpose of acquiring any Properties as to which a Seller has provided disclosure; (ii) any tender or exchange offer, merger or other business combination involving Parent or Sellers for the purpose of acquiring any Properties as to which a Seller has provided disclosure; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Parent or Sellers for the purpose of acquiring any Properties as to which a Seller has provided disclosure; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Parent or Sellers for the purpose of acquiring any Properties as to which a Seller has provided disclosure; (b) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Parent or Sellers with respect to any Properties as to which a Seller has provided disclosure; or (c) take any action which could reasonably be expected to require Sellers or any of their respective Affiliates to make a public announcement regarding any of the types of matters set forth in (a) above with respect to any Properties as to which a Seller has provided disclosure.

ARTICLE V

TITLE AND SURVEY

SECTION 5.1 Survey. Sellers shall cause a current certified ALTA/ACSM Survey (1992 Minimum Standard Detail Requirements) (with respect to each Property, the “Survey” and collectively for all of the Properties, the “Surveys”) to be made of Properties in accordance with the survey standards set forth on Exhibit D attached hereto, and shall deliver three (3) copies of each such Survey to Buyer and two (2) copies of each such Survey to First American Title Insurance Company (the “Title Company”). Each Survey shall contain a certification in substantially the same form as the certification set forth in Exhibit D attached hereto. Buyer shall reimburse Sellers’ costs associated with obtaining the Surveys in the aggregate amount of $37,450 within 10 days of the Effective Date.

SECTION 5.2 Title Commitment. On or before the 15th day after the Effective Date, Sellers shall order a current title commitment (with respect to each Property, the “Title Commitment” and with respect to all of the Properties, the “Title Commitments”) for an extended coverage owner’s policy of title insurance (including those endorsements set forth in Exhibit E hereto (the “Endorsements”)) for each Property issued through the Title Company, setting forth the status of title of each Property and all exceptions affecting that Property, together with complete and legible copies of all instruments referred to in the Title Commitment affecting title to that Property (with respect to each Property, the “Owner’s Policy of Title Insurance” and with respect to all of the Properties, the “Owner’s Policies of Title Insurance”). Sellers shall provide the Buyer with copies of the Title Commitment as and when they become available. Sellers shall provide the Title Company with Buyer’s address (as set forth in Article XIV) for billing purposes, and Buyer shall pay the Title Company directly for all premiums, fees and expenses associated with any Title Commitment or Owner’s Policy of Title Insurance.

SECTION 5.3 Title Review Period. The “Title Review Period” means the period of time ending on the date which is ten (10) business days following the date as of which Buyer has received a Title Commitment and a Survey for each of the Properties. Buyer shall have until the end of the Title Review Period to notify the Company of any objections Buyer has to any matters shown or referred to in any of the Title Commitments or Surveys. Any exception or matter to which Buyer does not take exception in writing by the end of the Title Review Period shall be a Permitted Exception. If Buyer gives notice of any unacceptable exceptions or conditions within the Title Review Period, the Seller of the Property to which such exceptions or conditions relate shall have ten (10) business days after receipt of Buyer’s objections (the “Title Response Period”) in which it may at its election undertake to eliminate or modify such unacceptable exceptions or conditions to Buyer’s reasonable satisfaction within a reasonable period of time. Each such Seller shall notify Buyer of its election by the end of the Title Response Period. If a Seller is unable or unwilling to undertake to eliminate or modify such unacceptable exceptions or conditions with respect to a Property to the reasonable satisfaction of Buyer within the Title Response Period, Buyer may elect not to proceed with the Transaction in accordance with Section 13.1(c)(iii), such election to be made on or before the fifth (5th) business day after the end of the Title Response Period (the “Title Decision Date”); provided, however, that Sellers shall be required to cure at or before the Closing any such exception or condition that is based upon a mechanic’s lien, judgment lien, or other lien securing a monetary amount created by, through or under Sellers which may be removed by the payment of a liquidated sum not exceeding $500,000 in the aggregate. Alternatively, Buyer may elect to proceed to Closing and accept the Property or Properties in question subject to all such exceptions or conditions to which Buyer objected.

ARTICLE VI

CLOSING

SECTION 6.1 Date and Place of the Closing. The closing of the purchase and sale contemplated by this Agreement shall take place at the offices of Piper Rudnick LLP, 1251 Avenue of the Americas, New York, New York, or such other mutually agreed upon location, on a mutually agreed-upon date within thirty (30) days after the date of Parent Stockholder Approval (which date, time and place are referred to in this Agreement as the “Closing”). Closing shall be deemed to occur at 12:01 a.m. on the date of the Closing (the “Closing Date”) for all purposes of this Agreement including without limitation the adjustment provisions set forth in Section 6.3.

SECTION 6.2 Items to be Delivered at the Closing.

(a) By Sellers. At the Closing, each Seller shall deliver to Buyer each of the following items with respect to the particular Property that it owns:

(i) A special warranty deed, duly executed and acknowledged by Seller, and in form for recording, conveying good and indefeasible title to the Property to Buyer, subject to the Permitted Exceptions (the “Warranty Deed”), in a form mutually acceptable to the Seller and the Buyer. The Warranty Deed shall be recorded upon the Closing in the appropriate land offices for the county in which the Property is located.

(ii) An affidavit executed by Seller stating, under penalty of perjury, its United States taxpayer identification number and that Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and otherwise in the form prescribed by the Internal Revenue Service.

(iii) An assignment and assumption of the management or service contracts (the “Service Contracts”), substantially in the form of Exhibit G attached hereto (the “Assignment and Assumption of Service Contracts”), duly executed and acknowledged, assigning and transferring to Buyer all right, title and interest of Seller in and to all assignable or transferable Service Contracts in effect with respect to such Property, and containing the assumption thereof by Buyer of all obligations arising after the Closing Date. The foregoing assignment does not include any service contracts obtained by a Tenant to which Seller is not a party. Buyer shall not be obligated to assume any Service Contracts except those listed as required on Exhibit G and those entered into between the Effective Date and the Closing Date in accordance with this Agreement.

(iv) Originals of all leases currently in effect (collectively, the “Leases”) and a duly executed, original, “clean” estoppel certificate (each an “Estoppel Certificate”) from each of the tenants (the “Tenants”) occupying rentable space in the Property. At Buyer’s option, Seller shall initially utilize the estoppel form required by Buyer’s lender; provided, however, that if any of the Tenants refuse to execute such form, Seller shall obtain an Estoppel Certificate in the form required under each Tenant’s respective Lease or, in the event there shall be no such form, in substantially the form attached hereto as Exhibit H, executed as of a date not more than thirty (30) days prior to the Closing Date. To the extent that a Seller does not have an original of any of the Leases, such Seller shall provide Buyer with a certified copy of such Lease.

(v) An assignment and assumption of the Leases (the “Assignment and Assumption of Leases”), substantially in the form of Exhibit I attached hereto, duly executed and acknowledged, assigning and transferring to Buyer all right, title and interest of Seller in and to the Leases in effect with respect to such Property, and containing the assumption thereof by Buyer of all obligations arising after the Closing Date.

(vi) An assignment in form and substance reasonably satisfactory to Buyer, duly executed by Seller, assigning to Buyer all of Seller’s right, title and interest in and to any and all guaranties and warranties, if any, pertaining to the Property, to the extent assignable, as well as any permits, licenses, plans, authorizations and approvals relating to ownership, operation or occupancy of the Property, to the extent assignable. The assignment hereunder shall also include an assignment of all plans and specifications, drawings, permits, development rights and entitlements, any proprietary rights and any and all other similar matters owned by the Seller with respect to the Property (both improved and vacant), to the extent assignable.

(vii) All keys and combinations to locks at the Property.

(viii) A written confirmation that all sales commissions and other fees payable to Buyers Brokerage Services Inc. in connection with the Transactions have been paid in full by Sellers.

(ix) Such organizational documents, resolutions confirming the authority of the Seller to consummate the Transactions, good standing certificates, incumbency certificates and other such documents as may be reasonably required by the Title Company.

(x) The written approval, evidenced by written consents, resolutions and other instruments as shall be in form reasonably satisfactory to Buyer and the Title Company, of all members, partners, directors, trustees and/or shareholders of Seller and its constituent entities, to the extent required under the Organization Documents of Seller and such constituent entities, authorizing Seller to consummate the sale of the Property to Buyer pursuant to this Agreement and the execution of all documents and performance of all actions required to be taken by Seller pursuant hereto.

(xii) An Affidavit as to mechanics’ liens and all other title matters customarily requested by the Title Company to issue to Buyer an Owner’s Policy of Title Insurance in accordance with the Title Commitment.

(xiii) All additional documents and instruments which Buyer’s counsel and Sellers’ counsel may mutually and reasonably determine are necessary to the proper consummation of the Transactions.

(b) By Parent. At the Closing, Parent shall deliver to Buyer any and all certificates representing the Fort Washington Interest duly endorsed for transfer in blank, or accompanied by stock transfer powers reasonably acceptable to Buyer.

(c) By Buyer. At the Closing, Buyer shall deliver to each of the Sellers each of the following items:

(i) The portion of the Purchase Price allocable to such Seller’s Property in accordance with Exhibit T hereto (subject to adjustment in accordance herewith) to be paid in cash, in immediately available funds.

(ii) Any agreements or documents referenced in Section 6.2(a) requiring Buyer’s signature, duly executed and, where required, acknowledged, including, without limitation, the Assignment and Assumption of Leases and the Assignment and Assumption of Service Contracts.

(iii) A written confirmation that all sales commissions and other fees payable to Brandywine Real Estate, Inc. in connection with the Transactions have been paid in full by Buyer.

(iv) Such organizational documents, resolutions, good standing certificates, incumbency certificates and other such documents as may be required by the Title Company.

(v) All additional documents and instruments which Buyer’s counsel and Sellers’ counsel may mutually and reasonably determine are necessary to the proper consummation of the transactions contemplated hereby.

(d) After the Closing. In addition, after the Closing:

(i) Parent and Sellers shall promptly, at the request of Buyer, supply to Buyer all such information with respect to the Fort Washington Limited Partner and each Property as Buyer shall reasonably determine to be required for the preparation by Buyer of its federal, state or local income tax or other tax returns, including, but not limited to, information relating to the income tax basis of any such Property and the amount of depreciation or other accounting methods adopted with respect to such Property; and

(ii) Buyer shall promptly, at the request of Parent or Sellers, supply to Parent or Sellers all such information with respect to the Fort Washington Limited Partner and each Property as Sellers shall reasonably determine to be required for the preparation by Sellers of their federal, state or local income tax or other tax returns; and

(iii) Sellers shall promptly, at the request of Buyer, make available to Buyer the historical information in Sellers’ possession regarding the operation of the Properties to the extent Buyer needs such information to prepare stand-alone financial statements for such operations in accordance with generally accepted accounting principles, and to cooperate to a reasonable extent with Buyer and any auditor engaged by Buyer to audit such financial statements.

(iv) The obligations in clauses (i), (ii) and (iii) above shall survive the Closing for a period of 12 months. The party furnishing information under this Section 6.2(c) shall do so at its own expense to the extent such information is available in such party’s files, but the requesting party shall pay any fees or costs to third parties if approved in advance and all copying charges.

SECTION 6.3 Adjustments at the Closing. The following items shall be adjusted or prorated between Seller and Buyer at the Closing:

(a) Ad valorem taxes relating to all of the Properties for the calendar year in which the Closing occurs shall be prorated between Sellers and Buyer as of the date of the Closing, based upon the best available estimates of the amount of taxes that will be due and payable on the Properties during such calendar year. As soon as the amount of taxes and assessments on the Properties for such year is known, Seller and Buyer shall readjust the amount of taxes to be paid by each party, with the result that Seller shall pay for those taxes attributable to the period of time prior to and including the date of the Closing (the “Closing Date”). In the event that appeals are pending on the assessments of some or all of the Properties and any taxes for a period prior to Closing shall be reduced after the Closing, then any refund for the period prior to the Closing shall be paid to the Seller or the Tenant, as the case may be. Sellers shall be solely responsible for the costs associated with pursuing any such appeal, to the extent resulting in a reduction of pre-Closing taxes. To the extent that any such appeal shall benefit Buyer (to the extent that it will relate to periods subsequent to the Closing), the parties agree to allocate the costs between them pro rata to the extent of the benefit actually received. Notwithstanding the foregoing, in all instances, Buyer shall have the unrestricted right to participate in any proceedings relating to such tax obligations and Sellers shall keep Buyer fully apprised of the status of all such proceedings.

(b) Base rents (collected) under the Leases for the month of Closing shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the Closing Date. Base rents collected under the Leases subsequent to the Closing Date (accounts receivable), but attributable to periods prior to Closing shall be promptly remitted to Sellers. Buyer agrees to use commercially reasonable efforts to collect any outstanding amounts that Buyer has determined are properly owed to a Seller. In the event Buyer is unable to collect such amounts on behalf of Seller, Seller shall have the right to independently institute any type of enforcement action for collection of any such amounts from any Tenant, without Buyer’s prior written approval; provided, however, that no such actions shall result in the dispossession of any of the Tenants under the Leases. Subject to the second sentence of this Section 6.3(b), no Seller shall receive any credit for amounts not actually collected by it prior to Closing or by Buyer following Closing.

(c) For those Leases which are on a “triple net” basis (as identified on the Rent Roll), amounts collected from Tenants under the Leases for the period up to and including the Closing Date as additional rent for taxes and operating expenses shall be reconciled as follows: (i) to the extent Sellers have collected from the tenant under any Lease any such additional rent amounts in excess of amounts paid by Seller for taxes and operating expenses for the Property up to and through the Closing Date, Seller agrees to transfer to Buyer’s operating account for said Property such excess amounts; and (ii) to the extent that a Seller has collected from tenants under the Leases as such additional rent an amount that is less than the amount paid by Sellers for taxes and operating expenses for the Property up to and through the Closing Date, Seller shall not receive any credit from Buyer for any such amount. Instead, Buyer shall reconcile with its tenants under the Leases at the end of the year or other period as appropriate any overpayments or deficiencies for such amounts. In such instance, any amounts collected under the Leases subsequent to the Closing Date for additional rent (accounts receivable), but attributable to periods prior to Closing shall be promptly remitted to Seller, but only to the extent no amounts are currently due and owing under the Lease for the period subsequent to the Closing Date. Buyer shall use commercially reasonable efforts to collect any outstanding amounts that Buyer has determined are properly owed to a Seller and, in the event Buyer is unable to collect such amounts on behalf of Seller, Seller shall have the right to independently institute any type of enforcement action for collection of any such amounts from any Tenant, without Buyer’s prior written approval; provided, however, that no such actions shall result in the dispossession of any of the Tenants under the Leases. For those Leases in which the Tenants pay certain of the tax and operating expenses directly (rather than to a Seller as the landlord under a particular Lease), at Closing, Sellers shall provide to Buyer appropriate evidence that each of the applicable Tenants is current in such obligations, which evidence shall include at a minimum, paid tax bills.

(d) Base rents paid under the Leases and all other additional amounts paid thereunder shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the Closing Date. Any such amounts due and owing, but not paid, for periods prior to the Closing Date shall be similarly apportioned pro rata on a per diem basis as of 12:01 A.M. on the Closing Date (in the form of a credit to Seller).

(e) Buyer shall be entitled to credit for all Tenant security deposits at Closing, subject to the right of Sellers to deduct past due rent amounts from such deposits prior to Closing. Sellers hold no tenant security deposits in the form of letters of credit, except as set forth on the Rent Roll.

(f) Buyer shall be entitled to a credit in the amount of One-Half Percent (0.5%) of the Purchase Price, as adjusted in accordance with this Agreement, for its payment of a portion of the brokerage fees payable with respect to the Transactions, such credit to be applied against amounts payable to the Sellers in proportion to the Purchase Price allocation set forth in Exhibit T.

SECTION 6.4 Possession and Closing. Possession of each Property shall be delivered to Buyer by the Seller of the applicable Property at the Closing unoccupied and free of any lease or other claims to or rights of possession except as provided for under the Leases for that Property, by delivery of the Warranty Deed for the particular Property.

SECTION 6.5 Costs of Closing. Buyer shall pay fifty percent (50%) of all realty transfer taxes imposed on or in connection with the conveyance of the Properties, which taxes are estimated to be in the amount of $548,549.00, and the Sellers shall pay the remaining fifty percent (50%) of such taxes. All escrow closing charges of the Title Company shall be divided equally between Buyer on the one hand and Sellers on the other hand and all recording charges for recording the Warranty Deed for each Property shall be the responsibility of Buyer. Any endorsement charges, as well as any recording charges, required to eliminate an exception that is not a Permitted Exception shall be the responsibility of the Seller of the Property to which the exception relates. Buyer shall pay all fees and expenses associated with its financing for the Transactions. Except as otherwise provided herein, all other costs and expenses in connection with the Transactions shall be borne by Sellers and Buyer in the manner in which such costs and expenses are customarily allocated between the parties at closing of real property similar to the Property in the area in which the Property is located. Each party will be responsible for its own legal fees.

SECTION 6.6 Assignment of Ownership Interests. Notwithstanding the foregoing, by agreement of Buyer and one or more Sellers made on or before the end of the Due Diligence Period, each such Seller shall transfer its ownership interest in each of the Properties to newly formed single purpose entity limited liability companies or other legal entities (collectively, the “Limited Liability Companies”), and the conveyance contemplated hereunder shall be effectuated by the transfer to Buyer (and/or its nominee) of one hundred percent (100%) of the ownership interests in such entities. In such instance, Sellers shall deliver to Buyer all necessary assignments of ownership interests in lieu of the Warranty Deed. In addition, to the extent appropriate, all other documents to be delivered by such Sellers at Closing shall be modified to reflect that Buyer shall be acquiring interests in a Limited Liability Company rather than a conveyance of title to the Properties. Sellers agree to this solely as an accommodation to Buyer and make no statement, representation, or opinion whatsoever as to the tax consequence of the assignment of ownership interests for federal, state or local taxation. Buyer shall execute and deliver at Closing an agreement under which Buyer shall indemnify and hold harmless Sellers from any and all claims, costs, losses, liabilities, or penalties resulting from the transfer of ownership interests in lieu of real property interests, including Sellers’ attorney fees and other costs of defense.

The following agreements and representations shall apply, in the event that Buyer elects to purchase or Seller elects to sell ownership interests instead of the Property, as allowed in this Section 6.6:

(a) Title to Ownership Interests. The Sellers shall be the sole record and beneficial owners of all of the equity interests (the “Membership Interests”) in the Limited Liability Companies, free and clear of any liens, claims, charging orders or encumbrances of any kind or nature (including any restrictions on the right to vote, assign or otherwise transfer such Membership Interests), and the Sellers will transfer and deliver to Buyer at Closing good, valid and marketable title to the Membership Interests free and clear of any such liens, claims, charging orders, encumbrances, limitations and restrictions. The Membership Interests shall constitute all outstanding Membership Interests in the Limited Liability Companies, and there shall be no outstanding options, warrants or other rights that would entitle any other Person to acquire any interest in the Limited Liability Companies. All such Membership Interests shall be duly authorized and validly issued, shall be fully paid and non-assessable and shall have no requirement for the owner thereof to make additional contributions to, or be liable for obligations of, the Limited Liability Companies, except as otherwise specifically provided in the applicable limited liability company agreement. All unpaid capital contributions in the Limited Liability Companies will be paid at or before the Closing.

(b) Assets; Liabilities; Absence of Financial Statements, Books and Records. None of the Limited Liability Companies shall acquire any assets other than any contributions made to the Limited Liability Companies by a Seller, the Property and personal property and rights incidental thereto, and the Leases and any payments made to the Limited Liability Companies under such agreements, including, without limitation, rent under the Leases. None of the Limited Liability Companies shall have any subsidiaries or own any interests in any other Person. None of the Limited Liability Companies shall incur any obligation or liability, including, without limitation, any contingent liabilities, other than (i) those arising under the Leases, (ii) those arising solely by reason of acquisition and ownership of the Property such as covenants, conditions and restrictions which burden the Property and (iii) those arising as a result of operation of the Property, such as real estate taxes and obligations under Service Contracts. No Seller shall own any assets relating or with respect to the Property or the Limited Liability Companies other than the Membership Interests. None of the Limited Liability Companies shall create or maintain books, records or financial statements apart from those relating to the Property.

(c) Taxes. None of the Limited Liability Companies shall be required to file any income, employment, franchise or other Tax Returns (other than Federal form 1065 and related schedules) nor shall any of the Limited Liability Companies be liable for or required to pay any income, employment, franchise or other Taxes, except that all of the Limited Liability

Companies may owe and pay ad valorem real estate taxes from time to time. As of the Closing Date, none of the Limited Liability Companies shall be delinquent on any Taxes imposed on the Limited Liability Company or any predecessor in title to the Property or the Property, and all such Taxes shall be audited, appealed or protested with respect to all of the Property. None of the Limited Liability Companies shall waive any statute of limitations in respect of Taxes or agree to any extension of time with respect to any Tax assessment or deficiency.

(d) ERISA. None of the Limited Liability Companies shall have any liability, either individually or on a joint and several basis with any Seller or its affiliates, arising under the Employee Retirement Income Security Act of 1974.

(e) No Other Property Interests. There shall be no property interests, buildings, structures or other improvements or personal property owned by any Seller which shall be necessary for the continuing operation of the Property without material increase in the cost to operate, other than those which are being conveyed pursuant to this Agreement.

(f) Ordinary Course of the Business. Each Limited Liability Company shall operate its business in the ordinary course, and from the acquisition of a Property by such Limited Liability Company,

(i) there shall be no material adverse change in the business or in the assets, liabilities, results of operation, cash flow or financial condition of such Limited Liability Company;

(ii) there shall be no uninsured destruction or loss of or to any material portion of the assets or properties of such Limited Liability Company;

(iii) there shall be no sale, transfer or other disposition of any material asset or properties of such Limited Liability Company, except sales of parcels of developed or undeveloped real property in the ordinary course of business;

(iv) the books, accounts and records of such Limited Liability Companies shall be maintained in the usual, regular and ordinary manner on a consistent basis;

(v) there shall be no material amendment, termination or waiver of any right of such Limited Liability Company under any contract or agreement or governmental license, permit or authorization; and

(vi) such Limited Liability Company shall not have committed to make any capital expenditures, except as provided in any Lease to which it is a party.

(g) Ordinary Course of Business. The Sellers shall operate the Limited Liability Companies and the Properties in the ordinary course of business consistent with past practice and shall use their commercially reasonable efforts to preserve intact the Limited Liability Companies and their business relationships, and the Sellers shall not permit any Limited Liability Company to undertake any business activity other than the ownership of the Property or enter into any other contracts or agreements or assume or incur any additional obligation or indebtedness other than in the ordinary course of business, and they shall cause the Limited Liability Companies to perform and discharge in all material respects all of the duties and obligations and comply in all material respects with the covenants and agreements of the landlord or lessor under the Leases in the manner and within the time limits required thereunder. In addition, from the date hereof until Closing, the Sellers shall not permit any Limited Liability Company or any of its officers, managers, representatives or agents to:

(i) issue or agree to issue any additional membership interests;

(ii) merge or consolidate with any other Person or acquire any assets outside of the normal operation of the Property;

(iii) sell, lease, license or otherwise dispose of any assets or property, other than entering into new Leases or in the ordinary course of business (subject to Section 4.2(c) hereof);

(iv) fail in any material respect to continue to properly maintain, insure, and protect the Property consistent with past practice;

(v) cancel any material debts or waive any material claims or rights; or

(vi) agree or commit to do any of the foregoing.

(h) Employees. The Sellers shall not, outside the ordinary course of business, allow any Limited Liability Company to: (i) enter into any agreement with any person, labor union, or association regarding the employment of persons for such Limited Liability Company, (ii) institute or adopt any employee benefit arrangement, (iii) hire any persons as employees or independent contractors, or (iv) enter into any agreement or employee benefit arrangement with any person serving as an officer, manager, director, member or in any other similar capacity of the Limited Liability Company.

(i) In the event that Buyer purchases the Membership Interests, the Limited Liability Companies will distribute to the Selling Members, prior to the Closing, all cash and equivalents held by each Limited Liability Company. The purchase price for the Membership Interests will be adjusted to compensate for any pro rations of taxes, rents, prepaid items, and the like that would have been applicable had the Buyer purchased the Property, it being the intent of the parties that Selling Members will receive the identical net consideration for the Membership Interests as the Limited Liability Companies would have received for the Property and the Buyer will pay the identical net consideration it would have paid to the Limited Liability Companies for the Property.

(j) Buyer and Sellers will cooperate to structure and implement the transfer of limited liability company interests so as not to impair the continuation of any health insurance policies held by one or more of the Limited Liability Companies for the benefit of the Selling Members and employees, including that the Selling Members shall have the right not to assign their interests in such Limited Liability Company(ies) and to cause such Limited Liability Company(ies) to convey the Property held by such Limited Liability Company(ies) instead.

(k) No Limited Liability Company shall engage in any business other than the ownership and management of the Property owned by such Limited Liability Company as listed on Exhibit M to this Agreement.

(l) Sellers and the Selling Member agree to cooperate with Buyer in making tax elections (including that under Section 754 of the Internal Revenue Code) reasonably requested by Buyer.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF SELLERS AND PARENT

SECTION 7.1 Representations and Warranties of Sellers. Each Seller severally, and not jointly and severally, makes the following representations and warranties to Buyer as of the date of this Agreement with respect to itself and the Property that it owns. Certain exceptions to such representations and warranties are set forth in the Disclosure Schedule attached hereto as Exhibit K.

(a) Organization and Good Standing. The Seller is duly organized, validly existing and in good standing in the state of its organization, with full power and authority to own its assets and carry on its business as it is now operated and carried on by it. Seller is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by it or the business as currently conducted by it in such jurisdiction makes such qualification or licensing necessary.

(b) Authorization. Subject to obtaining Parent Stockholder Approval, the execution, delivery and performance by Seller of this Agreement and the agreements and instruments contemplated hereby (the “Related Agreements”) and the consummation of the Transactions (i) are within Seller’s power and authority, and (ii) have been duly authorized by all necessary and required entity action or proceedings.

(c) Enforceability. Subject to obtaining Parent Stockholder Approval, the execution and delivery by Seller of this Agreement and the Related Agreements will result in legal and valid binding obligations of Seller enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally, or by principles of equity, whether applied in a proceeding at law or in equity.

(d) Non-Contravention; Approvals. Subject to obtaining Parent Stockholder Approval, except as for certain rights of first refusal and certain options to purchase the Properties given to certain Tenants, as shown in the Leases, none of the execution and delivery of this Agreement or the Related Agreements, the consummation of any of the Transactions, or compliance with the terms and provisions hereof and thereof conflicts with or constitutes a breach of, or a default under (with or without notice or lapse of time, or both), or gives rise to a right of termination, cancellation, or acceleration of any obligation or loss of a material right under, or results in the creation of any Lien upon any property or asset of Seller under (i) the Organization Documents of Seller, (ii) any applicable law or any order, judgment, injunction or decree of any court or governmental authority applicable to Seller or any of its assets or properties; or (iii) any contract, license, permit, franchise or other agreement or instrument to which Seller is a party, by which Seller may be bound, which is applicable to the Property owned by Seller or that would prevent Seller’s consummation of the Transactions.

(e) Litigation. There are no claims, actions, suits, proceedings, audits, investigations, criminal proceedings or grievances (including worker’s compensation claims), at law or equity, before any court, tribunal, administrative agency, arbitrator or other governmental or regulatory authority or other forum pending against Seller or the Property of which Seller has received written notification or, to Seller’s knowledge, threatened against Seller or the Property, except as set forth on Exhibit K attached hereto (including any notices of violations of laws received in connection with any of the Properties).

(f) Title to the Property. Seller has not granted to any Person (other than Buyer pursuant to the provisions of this Agreement) any right or option to acquire any direct or indirect interests in all or any portion of the Property, except certain rights of first refusal held by Tenants, as disclosed on the Rent Roll. Seller will notify any Tenant holding a right of first refusal of the proposed sale of the Property and will use commercially reasonable efforts to obtain from each such Tenant a waiver or exercise of its right as soon as possible, but in any event prior to the end of the Due Diligence Period.

(g) Condemnation. Seller has not received written notice of any pending or threatened condemnation or similar proceeding affecting the Property, or any part thereof. No written notice has been received by Seller from any insurance company, court, administrative agency, arbitrator or other governmental or regulatory authority of (i) any material condition, defect, or inadequacy affecting the Property that, if not corrected, would result in termination of insurance coverage or materially increase its cost, (ii) any violation of any restrictive covenant or deed restriction affecting the Property, (iii) any pending or threatened condemnation proceedings relating to the Property or any part thereof or (iv) any proceedings that would cause the change, redemption or other modification of the zoning classification or other legal requirements applicable to the Property.

(h) Brokerage Commissions. Except as provided in Section 6.2(a)(viii), no Person has acted as a broker, finder or financial advisor for Sellers in connection with the Transactions.

(i) Tenant Leases. Seller has heretofore delivered to Buyer a true, correct, and complete rent roll, dated as of a date not earlier than ten (10) days prior to the Effective Date, for the Property Seller owns (the “Rent Roll”) of annual and monthly rents payable by all tenants under Leases, expiration dates of the Leases, and the amount of security deposit being held by Seller under each Lease, if any; a true copy of the Rent Roll is attached to this Agreement as Exhibit S. Seller has not granted any Tenant any rent concessions or extensions of time not reflected in the Rent Roll beyond reasonable and customary concessions and extensions in the ordinary course of business. Seller has delivered to Buyer true, correct and complete copies of the Leases in effect as of the Effective Date, and there are no other agreements (written or oral) in effect which amend in any material respect, or waive any material right of Seller under, the Leases. Unless otherwise specified in the Rent Roll: (i) the Leases are in full force and effect, (ii) no notice of default has been given to any Tenant which remains uncured and which would have a Material Adverse Effect on the Property, (iii) to the Seller’s knowledge, no Tenant has any material set off or claim, or defense to the enforcement of any Lease, (iv) Tenants are not in arrears in the payment of rent, additional rent or any other charges whatsoever due under any Lease in excess of the lesser of ten percent (10%) of the monthly amount due under the Lease or $10,000 in the aggregate per Tenant, and to Seller’s knowledge, no Tenant is materially in default in the performance of any other obligations of such Tenant under its Lease, (v) no rentals have been prepaid under any of the Leases in excess of thirty (30) days, (vi) Seller currently holds the security deposits (if any) as reflected in the Rent Roll and has not given any credit, refund, or set off against such security deposits to any Person, (vii) there is no material unperformed work required on the part of any landlord under any Lease applicable to the Property, (viii) no concession or credit has been given to any Tenant which would reduce the rent due to less than that shown on the Rent Roll, and (ix) other than on-site property managers, to Seller’s knowledge there are no Persons using or occupying space in the Property as Tenants other than the Persons specifically named in the Leases. No brokerage or leasing commission or other compensation is or will be due or payable to any firm, corporation or other entity with respect to or on account of the Leases applicable to the Property, except as set forth on the Rent Roll. Seller shall be solely responsible for all such fees and commissions heretofore paid for the current term of a Lease, and Buyer will be solely responsible for all fees and commissions due to any broker periodically after the Closing during the current term (as shown on the Rent Roll) or on any renewal, extension or expansion with regard to a Lease. Seller has not entered into any agreement with any broker or other party that would entitle such broker or party to a commission upon the exercise of any renewal options by any Tenant under the Leases applicable to the Property or by reason of the extension or renewal of such Leases, except as is disclosed on the Rent Roll. There are no options or rights of first refusal affecting Seller’s Property, except as set forth on Exhibit K attached hereto, all of which are the subject of valid and binding waivers entered into by the holders of such rights.

(j) Service Contracts. Seller has furnished Buyer with copies of all material Service Contracts (oral and written) in respect of the Property that will survive the Closing, or if oral, written summaries thereof, and such copies are complete and correct as of the date hereof. Such Service Contracts are in full force and effect on the date hereof and are valid and binding obligations of Seller, to Seller’s knowledge are valid and binding obligations of the other parties thereto and are enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally, or by principles of equity, whether applied in a proceeding at law or in equity. Neither Seller nor, to Seller’s knowledge, any other Person is in breach of, or in default under, any such Service Contract, and, to Seller’s knowledge, no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, would constitute or result in such a material breach or material default by Seller or any other Person.

(k) Foreign Person. Seller is not a foreign person as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

(l) Permits and Licenses; Access. To Seller’s knowledge, all licenses, permits, consents and approvals required as of the date hereof by all governmental authorities having jurisdiction over the Property, the absence of which would have a Material Adverse Effect, have been issued and are in full force and effect. To Seller’s knowledge, all certificates of occupancy issued with respect to the Property are valid and in full force and effect and no violations exist with respect to any such certificate of occupancy, other than any violations which would not have a Material Adverse Effect. Seller has not received any written notice from any governmental authority that any change is proposed to be made to the current means of ingress and egress to any Property or to the roads or driveways adjoining any of the Properties, or to change such ingress or egress or to change the grade thereof.

(m) Environmental Matters. To Seller’s knowledge: (i) there are no Hazardous Materials located in, on, under, upon or affecting the Property or any of the real property or water bodies adjacent to the Property which constitute a violation of any Environmental Law; (ii) there are no underground storage tanks on the Property and there are no above-ground storage tanks used for the storage of any Hazardous Materials on the Property; (iii) no written notice has been received by Seller and, to Seller’s knowledge, any party in the Property’s chain of title, from any governmental entity or any Person claiming any violation of, or requiring compliance with, any Environmental Laws or demanding payment or contribution for any environmental damage in, on, under, upon or affecting the Property; and (iv) no investigation, administrative order, consent order or agreement, litigation, or settlement with respect to Hazardous Materials located in, on, under, upon or affecting the Property is pending or threatened.

(n) Personal Property. There is no Personal Property, except items which are attached to the Improvements or are otherwise fixtures.

(o) Income and Expenses. The statements of income and expenses for the Property heretofore furnished by Sellers to Buyer are true and correct in all material respects, accurately reflecting in all material respects the income and expenses for operating the Property for the year-2004 to-date and the three (3) calendar years 2001, 2002 and 2003 (or such lesser time to the extent Seller was the owner of the Property for such lesser amount of time).

(p) Rollback Taxes. None of the Properties are subject to any rollback taxes. To the extent any rollback taxes are imposed as a result of the Transactions, Sellers shall be solely responsible for such taxes.

(q) Tax Appeals. Except as set forth in Schedule P hereof, there are no tax appeals, tax certiorari proceedings, tax reduction proceedings or tax protests pending with respect to the Property.

(r) Employees. Seller has no employees whom Buyer will be required to employ following the Closing. Seller shall be responsible for the payment of any and all outstanding employee obligations, and shall indemnify Buyer against any and all claims relating thereto.

(s) Zoning. To Seller’s knowledge, the Improvements have been constructed and are presently used and operated in compliance with all respective zoning requirements affecting the Property and no dedication or promise to dedicate any portion of the Property has been made. Seller has no knowledge of any zoning or other land-use regulation proceedings, either instituted or planned to be instituted, which would detrimentally affect the use, operation or value of the Property.

(t) Utilities; Systems Serving the Property. To Seller’s knowledge, all utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service. The Property is serviced by public waste water and sewer systems; and, to Seller’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Property is in a good and safe condition and repair and in compliance with all applicable laws. In addition, to Seller’s knowledge, no other utility fees are currently required to be paid with respect to the Property, based upon the current state of development of such Property (i.e. prior to the construction of any Improvements).

SECTION 7.2 Representations and Warranties of Parent.

(a) Fort Washington Interest. For all purposes of this Agreement, Parent shall be deemed to have made with respect to the Fort Washington Interest and the Fort

Washington Limited Partner all representations and warranties set forth in Section 6.6 of this Agreement as if and with the same effect that such representations and warranties were expressly set forth in this Section 7.2 and made by Parent as of the Effective Date. For all purposes of such representations and warranties of Parent: (i) the Fort Washington Interest shall be deemed a Membership Interest as such term is defined in Section 6.6(a); (ii) the Fort Washington Limited Partner shall be deemed a Limited Liability Company as such term is defined in Section 6.6; (iii) all references to “Seller” or Sellers” in Section 6.6 shall be deemed references to Parent; (iv) all references to obligations and liabilities in clauses (i), (ii) and (iii) of Section 6.6(b) shall be deemed obligations under the Fort Washington Limited Partnership Agreement; (v) for purposes of Sections 6.6(f) and (g), the operative date shall be the Effective Date and such provisions shall be read and deemed amended to reflect the fact that the business of the Fort Washington Limited Partner is owning a limited partnership interest in the Fort Washington Limited Partnership, and not owning and operating a Property; and (vi) the second sentence of Section 6.6(i) and all of Sections 6.6(j), (k) and (l) shall have no force or effect.

(b) Other. For all purposes of this Agreement, Parent shall be deemed to have made with respect to Parent all representations and warranties set forth in Sections 7.1(a) through (e), (h), (k) and (o), provided that all references in such sections to “the Property” shall be deemed references to the Fort Washington Interest.

SECTION 7.3 Survival. The covenants representations, warranties and agreements of Sellers in this Agreement shall survive the Closing for a period of six (6) months. Parent covenants and agrees to maintain net worth (determined in accordance with generally accepted accounting principles) in an aggregate amount which is not less than $2,000,000 (the “Post-Closing Net Worth”) for a period of 180 days after the Closing Date. In the event that, as of the date which is one hundred eighty (180) days after the Closing Date, Buyer has not commenced an action against Parent and/or any Seller (which for the purposes hereof shall mean that a complaint has been filed in a court having personal jurisdiction over Parent and/or any Seller), then Parent shall have no further obligations under this Section 7.3. If, as of such date, Buyer has commenced an action against Parent and/or any Seller as aforesaid, then Parent shall maintain net worth in such amount as would compensate Buyer for the alleged loss (and Parent and/or Seller shall have no further obligations under this Section 7.3 with respect to the excess amount), and retain such amount of net worth until such time as the action has been finally adjudicated (and all appeal periods have passed) or the action is settled, at which time Parent or any Seller shall have no further obligations under this Section 7.3.

PROPERTY SOLD AS IS. THE SALE OF THE PROPERTIES AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” BASIS, BASED UPON THE CONDITION OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT, REASONABLE WEAR AND TEAR AND, SUBJECT TO THE PROVISIONS OF ARTICLE XI HEREOF, LOSS BY CONDEMNATION OR FIRE OR OTHER CASUALTY EXCEPTED, WITH ALL FAULTS AND DEFECTS AND BUYER EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY SPECIFIED HEREIN OR IN THE WARRANTY DEED, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTIES, ANY IMPROVEMENTS, THE PERSONALITY OR THE SOIL CONDITIONS. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, SELLERS HEREBY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY, ORAL OR WRITTEN,

INCLUDING, BUT NOT LIMITED TO THOSE CONCERNING (I) THE NATURE AND CONDITION OF THE PROPERTIES AND THE SUITABILITY OF THE PROPERTIES FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY ELECT TO CONDUCT THEREON, (II) THE MANNER, CONSTRUCTION, CONDITION AND STATE OF REPAIR OR LACK OF REPAIR OF THE IMPROVEMENTS, AND (III) THE COMPLIANCE OF THE PROPERTIES, THE IMPROVEMENTS OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY, IT BEING SPECIFICALLY UNDERSTOOD THAT BUYER SHALL HAVE THE FULL OPPORTUNITY DURING THE DUE DILIGENCE PERIOD TO DETERMINE FOR ITSELF THE CONDITION OF THE PROPERTIES OR ANY PART OR PORTION THEREOF.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 8.1 Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Sellers as of the Effective Date:

(a) Buyer has full legal right, power and authority to enter into this Agreement and the Related Agreements and to consummate the Transactions, and this Agreement constitutes, and upon execution and delivery the Related Agreements will constitute, legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally, or by principles of equity, whether applied in a proceeding at law or in equity. The consent or approval of no Person or governmental authority is necessary for Buyer to perform fully its obligations hereunder and under the Related Agreements.

(b) Buyer is duly organized, validly existing and in good standing in the state of Delaware, with full power and authority to own its assets and carry on its business as it is now operated and carried on by it. Buyer will be duly qualified or licensed to do business, and is in good standing, in the states in which each of the Properties is located at the Closing, if required to do so by the laws of such states.

(c) Except as provided in Section 6.2(c)(iii), Buyer has not incurred and will not incur, directly or indirectly, as a result of any action taken by Buyer, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement. Buyer will indemnify and hold Sellers harmless against any liability, settlement, or expense arising out of or in connection with any such claim resulting from the actions of Buyer.

(d) Buyer has sufficient financial resources to pay the Purchase Price and to make all other payments Buyer is required to make hereunder in connection with the Transactions.

SECTION 8.2 Survival. The representation and warranties of Buyer in this Agreement shall survive the Closing for a period of six (6) months.

ARTICLE IX

PRE-CLOSING COVENANTS

SECTION 9.1 Operation of the Properties Prior to Closing:

(a) Each Seller shall operate, manage and maintain its Property in a reasonable, professional and prudent manner, and shall use reasonable efforts to cause it to be kept in substantially the condition that exists as of the date of this Agreement, reasonable wear and tear excepted. From the date hereof until the Closing Date, Seller shall maintain in full force and effect the casualty, liability and rent and/or business interruption insurance policies currently in effect with respect to the Property (or policies providing comparable coverage).

(b) Each Seller shall comply with all of its material obligations under the Leases (affecting its Property) and the Service Contracts (affecting its Property) and all other agreements and contractual arrangements affecting its Property.

(c) Each Seller promptly shall provide copies to Buyer upon Seller’s receipt of any: (i) written notice from any party alleging that Seller is in default of its obligations under any of the Leases, the Service Contracts, or any permit or agreement affecting the applicable Property, or any portion or portions thereof, and any other material notice pursuant to any of the Leases or Service Contracts; (ii) any tax bill, written notice of assessment or written notice of change in a tax rate or assessment affecting the applicable Property; (iii) any written notice of a taking or condemnation affecting or relating to the Property; (iv) any written notice instituting or asserting any material claim, action, investigation or proceeding affecting the Property; (v) any written notice from any Tenant under the Leases terminating, expanding or extending, or seeking to terminate, expand or extend its Lease; or (vi) notice from any insurance company which has issued a policy with respect to its Property or by any board of fire underwriters (or other body exercising similar functions) (x) claiming any defects or deficiencies or requesting the performance of any repairs, alterations or other work at the Property, to the extent any such claim or request would constitute a breach of Section 7.1(h), or terminating any insurance policy; and any other material written notice pursuant to any of the Leases or the Service Contracts.

(d) From and after the end of the Due Diligence Period, no material contract for or on behalf of or affecting any of the Properties which cannot be terminated upon thirty (30) days notice without charge, cost, penalty or premium shall be entered into without Buyer’s prior consent.

(e) From and after the end of the Due Diligence Period, no Seller shall enter into any new leases without Buyer’s prior consent, which consent shall not be unreasonably withheld or delayed so long as (x) the tenant under the new lease is of equal or better creditworthiness than the predecessor tenant and (y) the terms and conditions of the new lease are consistent in all material respects with then-current prevailing market terms, and a Seller shall enter into renewals of existing Leases, extensions of existing Leases and/or expansions of existing Leases for any portion of a Property only on commercially reasonable terms substantially consistent with the terms and conditions of existing Leases at the Property. Seller shall deliver a copy of any documentation relating to any such new lease, (individually, a “New Lease” and collectively, the “New Leases”) to Buyer within ten (10) days of its execution, together with an estoppel certificate from the tenant(s) and guarantor(s) thereunder as required hereunder and otherwise shall comply, as to such New Leases and new guaranties, with the terms of this Agreement in the same manner as provided hereunder with respect to the other Leases. From and after the date hereof, except with the prior written consent of Buyer, no Seller shall amend, extend, terminate, accept surrender of, or permit any assignments or sublease of, any of the existing Leases or the New Leases nor with respect to any of the Properties accept any rental more than one (1) month in advance; provided that, other than with acceptance of rent, Buyer’s consent to any of the foregoing actions shall not be unreasonably withheld or delayed so long as a result of such action (x) the creditworthiness of any tenant under any Lease or New Lease shall not be less than that of the predecessor tenant and (y) the terms of any Lease or New Lease shall not be inconsistent in any material respect with then-current prevailing market terms. With respect to any New Leases, the provisions of this Agreement shall be amended to reflect the same or similar agreements with respect to the New Leases as are currently in effect with respect to the other leases. In connection with any New Lease, renewal of an existing Lease, extension of an existing Lease and/or expansion of existing Lease, Buyer shall reimburse the applicable Seller at Closing for all tenant improvement costs and leasing commissions reasonably incurred by such Seller.

SECTION 9.2 Stockholders Meeting. Parent, acting through Parent’s Board of Directors (the “Parent Board”), shall (i) establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining Parent Stockholder Approval (the “Parent Stockholders Meeting”), (ii) include in the Proxy Statement the recommendation of Parent Board that the stockholders of Parent vote in favor of the approval of the Transactions and (iii) use its best efforts to cause the Proxy Statement to be mailed to Parent’s stockholders and to obtain Parent Stockholder Approval; provided, that Parent Board may fail to make or withdraw, modify or change such recommendation and/or may fail to use such efforts if it shall have determined in good faith that such action is appropriate in order for the directors of Parent to act in a manner consistent with their duties under applicable law. At all times, Parent shall comply with all material legal requirements applicable to such Parent Stockholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to hold Parent Stockholders Meeting if this Agreement is terminated.

SECTION 9.3 Proxy Statement. Parent shall prepare and file with the SEC a proxy statement (the “Proxy Statement”) in preliminary form not later than fifteen (15) days after the end of the Due Diligence Period or at such other time as Parent and Buyer may agree, and shall provide Buyer a reasonable opportunity to review and comment on the Proxy Statement prior to its filing. Parent shall use its best efforts to resolve as promptly as practicable any comments of the SEC with respect thereto. Parent shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information. Buyer shall have the right to approve prior to filing the Proxy Statement or any amendment or supplement thereto, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Closing Date, any information relating to Parent, the Buyer, any Seller or any Property is discovered by Buyer or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent.

SECTION 9.4 Parent Acquisition Proposals.

(a) Parent agrees that (i) it and its executive officers and directors shall not and (ii) it shall use reasonable best efforts to ensure that its representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate the making of any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation, sale of substantially all assets or other business combination involving Parent and its subsidiaries or any proposal or offer to acquire in any manner an equity interest representing a 25% or greater economic interest in Parent, other than the Transactions (any such proposal or offer being hereinafter referred to as a “Parent Acquisition Proposal”). Notwithstanding the foregoing, subject to the rights of Buyer under Section 13.2, nothing contained in this Agreement shall prevent Parent or Parent Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to a Parent Acquisition Proposal, (ii) prior to Parent Stockholder Approval providing access to its properties, books and records and providing information or data in response to a request therefor by a Person who has made a Parent Acquisition Proposal, (iii) prior to Parent Stockholder Approval engaging in any negotiations or discussions with any person who has made a Parent Acquisition Proposal, (iv) prior to Parent Stockholders Approval and following the receipt of a Parent Acquisition Proposal, (A) withdrawing, modifying or changing in any adverse manner its approval or recommendation of this Agreement or the Transactions or (B) recommending a Parent Acquisition Proposal; if Parent Board shall have determined in good faith, that such Parent Acquisition Proposal would, if consummated, result in a transaction more favorable to Parent’s stockholders than the Transactions (any such more favorable Parent Acquisition Proposal being referred to in this Agreement as a “Parent Superior Proposal”); or (v) taking any and all actions Parent or any of its Affiliates may deem necessary or appropriate in connection with the direct or indirect disposition of assets that are not Properties or ownership interests in entities holding title to Properties.

(b) If, at any time prior to Parent Stockholder Approval Parent Board determines a Parent Acquisition Proposal is a Parent Superior Proposal, Parent or the Parent Board may terminate this Agreement so long as the Parent prior to or concurrently with such termination pays to Buyer the fee payable pursuant to Section 13.2.

SECTION 9.5 Regulatory Matters.

(a) Each Party agrees, to the extent necessary, to make an appropriate filing pursuant to any Antitrust Law (as defined below) with respect to the Transactions as promptly as practicable after the date hereof, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Antitrust Law and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as practicable.

(b) Each of Parent and Sellers on the one hand, and Buyer on the other hand, shall, in connection with the efforts referenced in Section 9.5(a) to obtain any requisite approvals and authorizations for the Transactions under any Antitrust Law, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the

Department of Justice (the “DOJ”) or any other governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 9.5(a) and 9.5(b), if any objections are asserted with respect to the Transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental authority or any private party challenging any of the Transactions as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, each of Parent, Sellers and Buyer shall use reasonable efforts to resolve any such objections or suits so as to permit consummation of the Transactions. In furtherance and not in limitation of the foregoing, the parties hereto shall use their respective best efforts to change the proposed structure of the Transactions if such change would cause such objections or suits to be vacated, lifted, reversed or overturned in a manner that preserves the intended benefits of the Transactions; provided, however, that no party hereto shall be required to agree to any change that (i) modifies the amount or kind of consideration to be received by holders of Parent Common Stock as provided herein or (ii) materially adversely effects the ability of Buyer to obtain financing for the transactions contemplated hereby or the material terms thereof in the aggregate.

SECTION 9.6 Public Announcements. Parent, each Seller and Buyer agree that the initial public release or announcement concerning the Transactions shall be jointly issued by the parties and thereafter each party shall use its reasonable best efforts to allow each other party reasonable time to comment on press releases or announcements relating to the Transactions in advance of their issuance, it being understood that the final form and content of any such release or announcement shall be at the final discretion of the disclosing party.

ARTICLE X

CLOSING CONDITIONS

SECTION 10.1 Conditions to Buyer’s Obligations. The obligation of Buyer under this Agreement to purchase the Properties from Sellers and the Fort Washington Interest from Parent is subject to the satisfaction at Closing of each of the following conditions, any one of which may be waived in whole or in part by Buyer in writing at or prior to Closing:

(a) All of the representations and warranties by Sellers and Parent set forth in this Agreement shall be true and correct at and as of Closing as though such representations and warranties were made at and as of Closing, except to the extent that any inaccuracy would not have a Material Adverse Effect on a Property or the Fort Washington Interest or Sellers’ or Parent’s ability to perform their respective obligations hereunder, and Sellers and Parent shall have performed, observed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed on its part prior to or as of Closing, except to the extent that any failure to do so would not have a Material Adverse Effect or materially impair Sellers’ or Parent’s ability to perform their respective obligations hereunder.

(b) Not less than thirty (30) days prior to the Closing Date (the “Estoppel Delivery Date”), each Seller shall deliver to Buyer a duly executed, original, “clean” Estoppel Certificate from each of the Tenants occupying rentable building space in such Seller’s Property. At Buyer’s option, Seller shall initially utilize the estoppel form required by Buyer’s lender; provided, however, that if any of the Tenants refuse to execute such form, Seller shall obtain Estoppel Certificates in the form required under each of the Tenants’ respective Lease or, in the event there shall be no such form, in substantially the form attached hereto as Exhibit H. The Closing Date shall be extended one day for each day after the Estoppel Delivery Date that any Estoppel Certificate remains undelivered; provided, however, that the Closing Date shall not be extended past the Termination Date. As a condition to Closing, Sellers shall also be required to obtain from each Tenant a subordination, non-disturbance, and attornment agreement reasonably acceptable to Buyer’s lender. This Section 10.1(b) shall also apply to Parent with respect to the Tenant of the property owned by the Fort Washington Limited Partnership.

(c) No assessments or charges for any public improvements shall have been made against the Properties after the expiration of the Due Diligence Period but prior to Closing which remain unpaid, no improvements to the Properties or any roads or facilities abutting the Properties shall have been made or ordered for which a lien, assessment or charge can be filed or made, except to the extent that the foregoing would not have a Material Adverse Effect on the Properties.

(d) Sellers shall not have received any written notice after the expiration of the Due Diligence Period but before Closing from any insurance company which has issued a policy with respect to any Property or by any board of fire underwriters (or other body exercising similar functions) claiming any material defects or deficiencies or requesting the performance of any repairs, alterations or other work (in all instances costing in excess of Fifty Thousand Dollars ($50,000.00) or in excess of Ten Thousand Dollars ($10,000.00) with respect to any fire protection matters), and the applicable Seller will promptly notify Buyer of any such notice or requirement if such notice is received at any time prior to Closing. If a Seller shall have received such a notice, Seller shall have a reasonable opportunity to cure any such defect or deficiency or perform such work, and the Closing Date for the Property in question shall be extended to the extent reasonably necessary for Seller to do so.

(e) Sellers shall have fee simple title subject to the Permitted Exceptions to the Properties as required by this Agreement. Parent shall have good and marketable title to the Fort Washington Interest, free and clear of Liens.

(f) Sellers shall have given the notices to Tenants required to fulfill any options or rights of first refusal to purchase any of the Properties subject to a Lease and a waiver of such rights by the tenant, either by written waiver or the failure of the Tenants to exercise said rights.

With respect to each Property and the Fort Washington Interest, unless all the foregoing conditions contained in this Section 10.1 are satisfied within the time period specified,

or if no time period is specified, prior to or at Closing, Buyer, at its election, may, either (i) extend the Closing Date for a period up to thirty (30) days until such conditions are satisfied, (ii) waive in writing the satisfaction of any such conditions, in which event this Agreement shall be read with respect to such Property or the Fort Washington Interest as if such conditions no longer existed, or (iii) terminate this Agreement in accordance with Section 13.1(c)(ii).

SECTION 10.2 Conditions of Seller’s Obligations. The obligation of Sellers to complete the Closing under this Agreement is subject to the satisfaction of each of the following conditions, any one or more of which may be waived in writing by Sellers in whole or in part at or prior to the Closing:

(a) All of the representations and warranties by Buyer set forth in this Agreement are and shall be true, correct and complete both at and as of the date of this Agreement and at and as of the Closing Date.

(b) Buyer shall have performed all agreements required by this Agreement to be performed by Buyer prior to or as of the Closing Date, including payment of the balance of the Purchase Price.

Unless all the foregoing conditions contained in this Section 10.2 are satisfied within the time period specified, or if no time period is specified, prior to or at Closing, Sellers, at their election, may either (i) extend the date for Closing for a period up to thirty (30) days until such conditions are satisfied, (ii) waive in writing the satisfaction of any such conditions, in which event this Agreement shall be read as if such conditions no longer existed, or (iii) terminate this Agreement in accordance with Section 13.1(d)(i).

SECTION 10.3 Conditions to Obligation of Each Party to Effect the Transactions. The respective obligations of each party to effect the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) Parent shall have obtained the Parent Stockholder Approval;

(b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restrains or enjoins the consummation of the Transactions or makes such consummation illegal; and

(c) all material consents, filings, approvals, orders or authorizations from any governmental authority required to consummate the Transactions shall have been obtained or made.

ARTICLE XI

CONDEMNATION AND RISK OF LOSS

SECTION 11.1 Condemnation. As provided in Section 7.1(f), each Seller has provided certain representations and warranties to Buyer with respect to condemnation proceedings affecting the Properties. If prior to Closing any such proceeding is commenced or any change is made, or any Seller receives written notice that any change is proposed to be made, and such change is reasonably anticipated to (i) adversely affect the current means of ingress and egress to any Property or to the roads, driveways or highways adjoining any of the Properties, (ii) adversely change such ingress or egress or to change the grade thereof, (iii) adversely affect any portion of the Improvements (other than to have a de minimus effect on parking), (iv) invoke a right of termination on the part of any of the Tenants under their respective Leases, which right shall not have been waived, or (v) require compensation to be paid for such condemnation in an amount in excess of $50,000, Sellers agree immediately to notify Buyer thereof. Buyer then shall have the right, at Buyer’s option, to elect to terminate this Agreement in accordance with Section 13.1(d)(iii), by giving written notice to Seller within ten (10) days of Buyer’s receipt of such notice. If Buyer does not so elect, Buyer shall proceed to Closing hereunder as if no such proceeding had commenced and will pay Sellers the full Purchase Price in accordance with this Agreement; the applicable Seller(s) shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation. Prior to the expiration of the Due Diligence Period, Sellers shall advise Buyer as to the status of any negotiations to settle any claims for compensation arising by reason of the aforesaid condemnation or other proceedings.

SECTION 11.2 Risk of Loss.

(a) Sellers shall bear the risk of all loss or damage to the Properties from all causes until Closing. Sellers represent that they (or the applicable Tenants) have, and will maintain pending Closing, a policy of fire and extended coverage insurance in at least the full amount of the replacement cost of all Improvements located on all of the Properties (“Sellers’ Insurance”). Sellers represent and warrant that Sellers’ Insurance is in effect and covenants that such policy or policies will not be cancelled without at least ten (10) days’ prior notice to Buyer. If at any time prior to Closing any portion of a Property having a value in excess of $50,000 (as estimated by an independent engineering firm having at least ten (10) years of experience in the construction of buildings similar to the Properties in the areas in which the Properties are located, subject to Buyer’s review and reasonable approval of the same) is destroyed or damaged as a result of fire or any other casualty whatsoever, the applicable Seller shall promptly give written notice thereof to Buyer. If the cost to restore the damage resulting from such casualty is less than the Threshold Amount, the applicable Seller shall assign to Buyer all of such Seller’s right, title and interest in and to the proceeds under the Sellers’ Insurance attributable to such casualty and shall pay to Buyer an amount equal to the amount of the applicable deductible amount under the Sellers’ Insurance that applies to such casualty (the “Deductible Amount”), and the parties shall thereafter proceed to Closing in accordance with this Agreement. If the cost to restore the damage resulting from such casualty exceeds the Threshold Amount (as estimated by an appraiser or other professional reasonably acceptable to Buyer and Sellers) or if any Tenant under any of the Leases has the right to terminate its Lease, based on the occurrence of such casualty or the resultant damage, which right shall not have been waived, Buyer shall have the right, to be exercised by Buyer’s written notice delivered to Sellers within ten (10) days following Buyer’s receipt of Seller’s notice of such casualty, (i) to elect to terminate this Agreement in accordance with Section 13.1(d)(iii); or (ii) to proceed to Closing, in which event Closing shall occur on the date which is the later of (a) the Closing Date, or (b) fifteen (15) days following the delivery of Buyer’s notice, and at Closing, the applicable Seller shall assign all of its right, title and interest in and to the proceeds of Sellers’ Insurance (and all claims therefor) to Buyer and shall pay to Buyer an amount equal to the Deductible Amount. If Buyer fails to deliver Buyer’s notice within the time period specified above, Buyer shall be deemed to have elected to proceed to Closing in accordance with clause (ii) above. All unpaid claims and rights in connection with any such losses (including business interruption insurance) shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.

ARTICLE XII

INTENTIONALLY OMITTED

ARTICLE XIII

TERMINATION

SECTION 13.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after the receipt of the Parent Stockholder Approval:

(a) by mutual written consent of Buyer and Parent;

(b) by written notice of either Buyer or Parent if:

(i) any governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or other action is or shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party which has not used its reasonable best efforts to cause such order, decree, ruling or other action to be lifted or otherwise taken action necessary to comply with Section 9.5;

(ii) the Closing Date shall not have occurred on or before June 30, 2005 (as it may be extended from time to time as provided for in this clause (ii), the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing Date has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; or

(iii) the Parent Stockholder Approval is not obtained by the fifth business day prior to the Termination Date;

(c) by written notice of Buyer:

(i) at any time prior to the termination of the Due Diligence Period;

(ii) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent and/or any Seller contained in this Agreement such that the conditions set forth in Section 10.1 would not be satisfied and which shall not have been cured prior to the earlier of (1) thirty (30) days following notice of such breach and (2) the Termination Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this clause (i) if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(iii) in accordance with Sections 4.1, 5.3, 9.7, 11.1 or 11.2; or

(iv) if the Parent Board shall have withdrawn, modified or changed in a manner adverse to Buyer its approval or recommendation of this Agreement or the Transaction or shall have recommended to the stockholders of the Parent a Parent Acquisition Proposal other than the Transactions, or shall have resolved to effect any of the foregoing.

(d) by written notice of Parent:

(i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Buyer contained in this Agreement such that the conditions set forth in Section 10.2 would not be satisfied and which shall not have been cured prior to the earlier of (i) thirty (30) days following notice of such breach and (ii) the Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this clause if Parent or any Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) prior to Parent Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 9.4(b).

SECTION 13.2. Certain Consequences of Default.

(a) In the event Parent or any Seller shall default in any of its obligations to be performed on or prior to the Closing Date, Buyer shall have the right to seek to obtain specific performance of Parent’s and Sellers’ respective obligations hereunder, and Parent shall be liable for all costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) incurred by Buyer by reason of such action in the event Buyer shall prevail in such action.

(b) If Parent and/or any Seller has (i) defaulted in the performance of any covenant, (ii) breached a representation as a result of an action, or omission to take an action required to be taken, by Parent and/or any Seller or (iii) otherwise failed (in bad faith) to (x) consummate the Transactions or (y) take actions reasonably necessary to consummate the Transactions in accordance with the terms and provisions of this Agreement, and Buyer elects to terminate this Agreement, Parent shall be obligated to reimburse to Buyer all reasonable out of pocket costs incurred by Buyer in connection with this Agreement, up to a maximum amount of $200,000.

(c) If (i) Buyer shall default in the payment of the Purchase Price or if Buyer shall default in the performance of any of its other material obligations on the Closing Date, or (ii) Buyer shall default in the performance of any of its obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall not have been cured prior to the earlier of (x) thirty (30) days following notice thereof and (y) the Termination Date, Parent’s and Sellers’ sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Parent shall be entitled to retain the Deposit as liquidated damages for Purchaser’s default hereunder, and thereafter Buyer, Parent and Sellers shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof; provided, that Parent or any Seller shall not have the right to terminate this Agreement pursuant to this clause if Parent or any Seller is then in material breach of any of its representations, warranties, covenants or agreements contained herein.

(d) The liabilities and obligations in subsections (a), (b) and (c) above shall survive the termination of this Agreement.

SECTION 13.3 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 4.1, 4.3, 4.5, 4.6, 5.1, 5.2, 13.2 and 13.3 and any other provision hereof which expressly states that it shall survive termination, all of which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.

(b) In the event that this Agreement is terminated by Seller pursuant to Section 13.1(d)(ii), then Parent shall pay the Termination Fee to Buyer at or prior to the time of termination by wire transfer of same day funds, and shall reimburse to Buyer all reasonable out-of-pocket costs incurred by Buyer in connection with this Agreement, up to a maximum amount of $200,000.

(c) In the event of termination of this Agreement in accordance with Section 13.1, the Deposit shall be remitted to Buyer in all circumstances other than termination pursuant to Section 13.1(b)(ii), in which case the Deposit shall be remitted to the terminating party.

ARTICLE XIV

NOTICES

Any notice, consent, approval, request, demand, or payment required or permitted to be given or made between the parties to this Agreement (collectively called “Notices”) must be in writing to be effective. Any Notice that is addressed to the party for whom it is intended at its address specified for the receipt of Notices (which is currently the address set forth below) will be deemed to have been given when received after the date it is deposited in the United States mail, postage prepaid, certified, return receipt requested. Any party may change its address for the receipt of Notices by Notice in accordance with this Article XIV. Notices given otherwise than in accordance with this Article XIV, such as by facsimile or by overnight delivery, will be effective upon receipt. The current addresses of the parties for Notices are as follows:

If to Buyer:

Mr. Michael S. Verruto

HPI Capital LLC

227 West Trade Street, Suite 2320

Charlotte, North Carolina 28202

Telephone: (704) 343-9334

Facsimile: (704) 343-0532

With a copy to:

Robert Koen, Esq.

Piper Rudnick LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 835-6187

Facsimile: (212) 884-8487

If to Parent or Sellers:

c/o ARC Corporate Realty Trust

1401 Broad Street

Clifton, New Jersey 07013

Telephone: (973) 249-1000

Facsimile: (973) 249-1001

Attn: Mr. Robert J. Ambrosi

With a copy to:

J. Benjamin English, Esq.

Hirschler Fleischer

Federal Reserve Bank Building

701 East Byrd Street

Richmond, Virginia 23219

Telephone: (804) 771-9544

Facsimile: (804) 644-0957

ARTICLE XV

MISCELLANEOUS

(a) Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Buyer and each of the Sellers. Any amendment or waiver affected in accordance with this section shall be binding upon Buyer and Sellers.

(b) Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICTS OR CHOICE OF LAWS PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION).

(c) Consent to the Non-Exclusive Jurisdiction of the Courts Of New York. EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING

ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(e) Lender Requirements. Sellers agree to cooperate to a reasonable extent with Buyer in satisfying all reasonable requirements imposed by Buyer’s lender, including but not limited to obtaining estoppel certificates, subordination, non-disturbance and attornment agreements and such other documents as may be reasonably required, all at Buyer’s sole cost and expense.

(f) Assignment. Buyer shall have the unrestricted right to designate one or more affiliates of Buyer and/or one or more entities created solely for purposes of owning the Properties, as the entity to which any Property is to be conveyed at Closing, and upon notice from Buyer, Sellers agree to convey the Properties directly to Buyer’s assignee(s) provided that Buyer and/or assignee(s) have fulfilled Buyer’s obligations under this Agreement. Sellers agree to convey the Property (or, as the case may be, Membership Interests) to one or more such entities as Buyer may designate, each of which shall be subject to this Agreement.

(g) Further Assurances. After Closing, at the sole cost and expense of the requesting party, Buyer, Parent and Sellers shall each execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other documents consistent with the terms and conditions hereof as Buyer, Parent or Sellers may reasonably request to vest in Buyer and perfect Buyer’s right, title and interest in and to the Properties and the Fort Washington Interest.

(h) Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties hereto with respect to its subject matter. This Agreement and the other writings referred to herein or delivered pursuant hereto, supersede and render null and void all prior agreements and understandings between the parties with respect to the subject matter hereof.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Section Headings. The descriptive headings of sections and paragraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

(l) Buyer’s Assumption of Liabilities. Parent and Sellers agree that Buyer shall assume, and will be deemed to have assumed, only those liabilities expressly provided to be assumed by the Buyer herein, and no other assumption of liability by Buyer is to be implied.

(m) Exhibits. All exhibits referred to in this Agreement are incorporated herein by reference and shall be deemed part of this Agreement for all purposes as if set forth at length herein.

(n) No Recordation. This Agreement shall not be recorded.

(o) No Joint Venture. This Agreement shall not be construed as in any way establishing a partnership, joint venture, express or implied agency, or employer-employee relationship between Buyer and Sellers.

(p) No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, their respective successors and permitted assigns, and no other person or entity shall be entitled to rely upon or receive any benefit from this Agreement or any term hereof.

(q) Nature of Parent and Seller Obligations. The obligations of Parent and the various Sellers hereunder shall be several and not joint and several; provided, however, that the Post-Closing Assets shall be subject to Buyer claims against Parent and all Sellers.

(r) Section 1031 Exchange. Any Seller may consummate the sale of its Property as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Seller’s obligations under this Agreement; (ii) such Seller shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and Buyer shall not be required to take an assignment of the purchase agreement for the replacement property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iii) such Seller shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had Seller not consummated its sale through the Exchange. Buyer shall not by this agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Seller that the Exchange in fact complies with §1031 of the Code.

(s) Consents. Whenever the consent or approval of a party is required under this Agreement, such consent or approval shall not be unreasonably withheld or delayed, unless otherwise specifically designated above as being in such party’s sole and absolute discretion.

(t) Fees and Expenses. Except as expressly set forth herein to the contrary, each of the parties shall pay all fees and expenses it incurs in connection with this Agreement or in connection with the consummation of the Transactions. In the event of litigation between the parties regarding the transactions described in this Agreement, the party substantially prevailing in such litigation shall have the right to recover from the other party the reasonable attorney’s fees and expenses of the substantially prevailing party for such litigation.

IN WITNESS WHEREOF, Buyer and Sellers have executed this Agreement as of the day and year first above written.

BUYER:
HPI/NL INVESTORS LLC,
a Delaware limited liability company

HPI Capital, Inc., a Florida corporation Member

	By:	/s/ Michael Verruto
Michael Verruto, Vice President

PARENT:

ARC CORPORATE REALTY TRUST, INC.

By:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

SELLERS:

MONTGOMERYVILLE 309 ASSOCIATES, L.P.,
a Pennsylvania limited partnership

Montgomeryville ACRT, LLC, a Pennsylvania limited liability company General Partner

	BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

NORCROSS G&I, INC.,
a Georgia corporation

BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

TMD DEVELOPMENT, LLC,
a Kansas limited liability company

Overland Park G&I, Inc.,
a Kansas corporation
Member

	BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

STANLEY MAIN, LLC,
a North Carolina limited liability company

Charlotte-Caromont,LLC,
a North Carolina limited liability company
Managing Member

	BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, Manager

GASTONIA-X-RAY, LLC,
a North Carolina limited liability company

Charlotte-Caromont, LLC,
a North Carolina limited liability company
Managing Member

	BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, Manager

BELMONT-209 PARK, LLC,
a North Carolina limited liability company

Charlotte-Caromont, LLC,
a North Carolina limited liability company
Managing Member

	BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, Manager

KING MOUNTAIN-CLEVELAND, LLC,
a North Carolina limited liability company

Charlotte-Caromont, LLC,
a North Carolina limited liability company
Managing Member

	BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, Manager

REBOX DEVELOPMENT, LLC,
a Kansas limited liability company

Wichita G&I, Inc.,
a Kansas limited liability company
Member

	BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

SACRAMENTO G&I, INC.,
a California corporation

BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

LEVITTOWN-ARC, L.P.,
a Pennsylvania limited partnership

Levittown-ARC, LLC,
a Pennsylvania limited liability company
General Partner

ARC Corporate Realty Trust, Inc.®,
a Maryland corporation
Manager

		BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

MARIETTA G&I, INC.,
a Georgia corporation

BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

LILBURNE G&I, INC.,
a Georgia corporation

BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

SAN ANTONIO G&I, L.P.,
a Texas limited partnership

San Antonio/GP, Inc.,
a Texas corporation
General Partner

	BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

PLYMOUTH G&I, INC.,
an Indiana corporation

BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President

MEMWAL G&I, INC.,
a Tennessee corporation

BY:	/s/ Robert J. Ambrosi
Robert J. Ambrosi, President